CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of Oppenheimer Main Street Small Cap Fund:

We consent to the use in this Registration Statement of Oppenheimer Main Street Small Cap Fund, of our report dated August 17, 2010, relating to the financial statements and financial highlights of Oppenheimer Main Street Small Cap Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

/s/ KPMG LLP

Denver, Colorado

October 25, 2010